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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                                NEWS
August 9, 1999                                                        OTC-GMHC

       GREASE MONKEY HOLDING CORPORATION REPORTS STATUS OF MERGER AGREEMENT

     Denver, Colorado-- Grease Monkey Holding Corporation (OTC Bulletin Board:
GMHC) today announced that Grease Monkey Holding Corporation (GMHC) has entered into an agreement to extend the term of the merger agreement signed on March 26, 1999, between GMHC and QL 3000, Inc. (QL 3000). The extension agreement extends the merger agreement until the later of October 31, 1999, or ten business days after GMHC holds a special shareholders' meeting to obtain approval for the merger; however, the merger agreement may be terminated prior to the termination date under certain circumstances.

     The merger agreement provides that each shareholder of GMHC will receive $1.00 for each share of GMHC common stock. Holders of GMHC preferred stock will receive the stated value of their preferred stock plus all accrued and unpaid dividends.

     QL 3000 has deposited $400,000 in escrow, which will be forfeitable to GMHC under certain circumstances. GMHC has agreed to pay $400,000 in liquidated damages in the event its shareholders fail to approve the merger, if GMHC materially breaches the merger agreement and under certain other conditions. Completion of the merger is subject to several conditions, including approval by GMHC's shareholders. There can be no assurance that the merger will be completed.

     GMHC, through its wholly-owned subsidiary, Grease Monkey International, Inc., is the largest independent quick lube organization in the United States and ranks third in size in the industry. The Company, which is a leading provider of preventive maintenance services for automobiles, has more than 200 Grease Monkey Centers operating in the United States and Mexico.

     Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in GMHC's filings with the Securities and Exchange Commission.

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CONTACT:
James B. Wallace                                  Rex L. Utsler
Chairman of the Board                             President
Chief Executive Officer                           Chief Operating Officer
(303) 308-1660                                    (303) 308-1660